Exhibit 99.1

NEWS RELEASE

May 13, 2016	OTCQX: DPDW

DEEP DOWN REPORTS FIRST QUARTER 2016 RESULTS

HOUSTON, May 13, 2016 /PRNewswire/ -- Deep Down, Inc. (OTCQX: DPDW) ("Deep Down" or the "Company"), an oilfield services company specializing in complex deepwater and ultra-deepwater oil production distribution system support services, today reported financial results for the quarter ended March 31, 2016.

OPERATING RESULTS

For the first quarter of 2016, Deep Down reported a net loss of $0.5 million, or $0.03 loss per diluted share, compared to a net loss of $1.3 million, or $0.09 loss per diluted share for the first quarter of 2015.

Revenues for the quarter ended March 31, 2016 were $4.4 million compared to revenues of $5.8 million for the quarter ended March 31, 2015. The $1.4 million (25 percent) decrease is primarily a result of some large projects having longer than expected engineering cycles due to a series of requested changes. The prolonged engineering resulted in delays in the commencement of procurement and manufacturing activities, thus reducing the corresponding revenues to be recognized.

Gross profit in the first quarter of 2016 was $1.4 million compared to $1.2 million in the first quarter of 2015. Despite the lower revenues in 2016, our gross profit percentage in 2016 increased to 33 percent compared to gross profit percentage in 2015 of 21 percent. The lower margins in the first quarter of 2015 related to significant costs incurred on a large project, whose revenues were not recognized due to a contractual dispute.

The Company's management evaluates its financial performance based on a non-GAAP measure, Modified EBITDA, which consists of earnings (net income or loss) available to common shareholders before net interest expense, income taxes, depreciation and amortization, and other non-cash and non-recurring charges. Modified EBITDA loss for the quarter ended March 31, 2016 was $0.9 million compared to a Modified EBITDA loss of $0.7 million for the quarter ended March 31, 2015. The $0.2 million loss increase is primarily attributable to the prolonged engineering on some of our large projects, as mentioned above.

As of March 31, 2016, we had working capital of $14.7 million, including cash of $6.9 million.

Ronald E. Smith, Chief Executive Officer, stated, “Oil prices have continued to stay at lower than ideal levels, resulting in more project delays, lower than expected first quarter results and prolonged uncertainty over the future in the industry. However, we feel confident that our historically high backlog, coupled with our focus on continuing to maintain a strong balance sheet, our recent organizational restructuring, and our closer collaboration with our customers will all enable us to successfully navigate the current low oil price environment, while we prepare for the inevitable rebound.”

EARNINGS CONFERENCE CALL

In connection with this earnings release, Deep Down will host its quarterly conference call on Monday, May 16, 2016 at 4:30 PM Eastern Time (3:30 PM Central Time). Interested investors are invited to dial the toll free number at (877) 303-6187 and provide the Conference ID: 10195179.

At the conclusion of the call, a replay will be available until May 30, 2016.  To access the replay of the call dial (855) 859-2056 and provide the same Conference ID.

The call can also be accessed via the web by going to the Investor Relations section of the Company’s website at www.deepdowninc.com.

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About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads (LSFL), installation buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowncorp.com.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

For Further Information

Investor Relations

Casey Stegman

casey@stonegateinc.com

Stonegate Inc.

972.850.2001

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
(In thousands, except per share amounts)
		(As Restated)
Revenues	$4,355	$5,834
Cost of sales	2,921	4,604
Gross profit	1,434	1,230
Total operating expenses	2,894	2,465
Operating loss	(1,460)	(1,235)
Total other income (expense)	1,016	(61)
Loss before income taxes	(444)	(1,296)
Income tax expense	(6)	(6)
Net loss	$(450)	$(1,302)
Net loss per share, basic and diluted	$(0.03)	$(0.09)
Weighted-average shares outstanding, basic and diluted	15,552	15,131

Modified EBITDA data:
Net loss	$(450)	$(1,302)
Less gain on sales of Channelview property	(1,070)	–
Add back interest expense, net of interest income	54	61
Add back depreciation and amortization	428	379
Add back income tax expense	6	6
Add back share-based compensation	155	126
Modified EBITDA loss	$(877)	$(730)

Cash flow data:
Cash provided by (used in):
Operating activities	$1,478	$(322)
Investing activities	3,861	(170)
Financing activities	(2,758)	838

	March 31, 2016	December 31, 2015
Balance sheet data:
Cash	$6,855	$4,274
Current assets	16,776	16,823
Current liabilities	2,118	4,955
Working capital	14,658	11,868
Total assets	25,375	28,538
Total debt	–	2,747
Total liabilities	2,118	4,955
Stockholders' equity	23,257	23,583

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